Exhibit 10.6
AMENDMENT TO
AGREEMENT
dated as of June 2, 2006
     THIS AMENDMENT, dated ____________, 2008, is entered into by and between EMS Technologies, Inc., a Georgia corporation (the “Company”), and Paul B. Domorski (“Domorski”) for the purpose of amending, effective the date hereof, the Agreement (the “Agreement”) between the parties dated as of June 2, 2006, in order to conform the terms of the Agreement to certain requirements of the Internal Revenue Code of 1986, as amended, and regulations thereunder.
     NOW THEREFORE, in consideration of the premises and the mutual covenants herein contained, the parties hereby agree as follows:
     1. Paragraph III.2(a) of the Agreement is amended by substituting in its entirety the following for the proviso to such paragraph:
provided, however, that the salary payments provided for hereunder shall be paid in a single lump sum payment, to be paid not earlier than six months and one day, and not later than seven months, after his termination of employment; provided, further, that the amount of such lump sum payment shall be determined by taking the salary payments to be made and discounting them to their Present Value on the date Domorski’s employment is terminated, increased by interest on such amount for each day from the 31st day after termination of employment until the date of payment, calculated on a daily basis at a rate per annum equal to the rate used to determine such Present Value. For purposes hereof, Domorski’s “current salary” shall be the highest rate in effect during the six-month period prior to Domorski’s termination.
     2. The fourth sentence of paragraph III.2(b) of the Agreement is amended to provide in its entirety as follows:
If the terms of any healthcare plan referred to in this paragraph do not permit continued participation by Domorski as required by this paragraph, or if the healthcare benefits to be provided to Domorski and his dependents pursuant to this paragraph cannot be provided in a manner such that the benefits will be tax-free to them, then the Company shall (A) pay to Domorski monthly during the Continuation Period an amount equal to the monthly rate for comparable COBRA coverage under such healthcare plan for former active employees, minus the amount active employees are then paying for such coverage, plus an additional amount as necessary to reimburse Domorski for the additional taxes payable on both such additional compensation and such additional amount at a combined tax rate of 45%, and (B) permit Domorski and his dependents to elect to participate in such healthcare plan for the Continuation Period upon payment of the applicable rate for COBRA coverage, provided, however, that the first such payment under the foregoing clause (A) shall be made not earlier than six months and one day, and not later than seven months, after his termination of employment and shall include all amounts so payable with respect to the first seven months following such termination.
     3. Except as expressly modified by this Amendment to Agreement, all terms and conditions of the Agreement shall remain in full force and effect in accordance with their original terms.
     IN WITNESS WHEREOF, the Company has caused this Agreement to be executed on its behalf by its duly authorized officers and Domorski has hereunder set his hand, on the date first above written.

EMS TECHNOLOGIES, INC.

By: John B. Mowell
Title:	Chairman of the Board

(Corporate Seal)

Attest:
William S. Jacobs
Secretary

Paul B. Domorski